Ex. 99.1

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Alaska Airlines further modernizes fleet with 13 new leased 737-9 MAX aircraft

SEATTLE — Alaska Airlines announced a transaction today that continues the optimization of its mainline fleet. As part of the agreement, Alaska will sell 10 Airbus A320s to Air Lease Corporation, and subsequently lease 13 new Boeing 737-9 MAX aircraft from them. The 13 737-9 MAX aircraft will be delivered from fourth quarter 2021 through 2022. Alaska will lease the A320s back from Air Lease for a short period of time after the transaction closes.

“Alaska’s relationship with Steve dates back to the early 1980s and we’re thrilled to work with him and ALC on an agreement that will enhance our fleet and advance our environmental, operational and financial performance,” said Brad Tilden, Alaska Air Group chairman and CEO. “We found an opportunity to sell 10 planes that are not in our long-term plans and replace them with 13 of the most efficient narrow-body aircraft available.”

“We are honored and pleased to renew our long association and partnership with our friends at Alaska Airlines,” said Steven F. Udvar-Házy, executive chairman of Air Lease Corporation. “These leased Boeing 737-9 aircraft from ALC will fill an important role on Alaska’s diverse route network, bringing the most technologically advanced and environmentally attractive aircraft type into Alaska’s fleet, just in time as we expect the airline industry will undergo a sustainable recovery starting in 2021.”

The MAX aircraft are 20 percent more fuel efficient and generate 20 percent less carbon emissions per seat than the A320s they will replace. The aircraft is also able to fly 600 miles farther than Alaska’s current A320, which opens the possibility of additional nonstop routes and new destinations.

The 13 leased aircraft are in addition to the 32 MAX Alaska currently has on order with Boeing – five of which are expected to be flying by summer 2021. Alaska will begin flying the 737-9 MAX in March 2021. Read more about how Alaska will prepare to fly its first MAX at alaskaair.com/737MAX.

After permanently parking all A319s and some A320s earlier this summer, this deal leaves Alaska Airlines with 39 A320s in the operating fleet along with 10 A321neos.

Alaska Airlines and its regional partners serve more than 115 destinations across the United States and North America. The airline provides essential air service for our guests along with moving crucial cargo shipments, while emphasizing Next-Level Care. Alaska is known for low fares, award-winning customer service and sustainability efforts. Guests can earn and redeem miles on flights to more than 800 destinations worldwide with Alaska and its Global Partners. On March 31, 2021, Alaska will officially become a member of the oneworld global alliance. Learn more about Alaska at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).
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